(Translation)
Exhibit 1

Rule 802 Legend
This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
(Securities Code 2262)
June 24, 2009
To the Shareholders:
1-1, Naebo-cho 6-chome, Higashi-ku, Sapporo City
Snow Brand Milk Products Co., Ltd.
Tadaaki Kohnose, President and Representative Director
NOTICE OF RESOLUTIONS OF THE 59TH ORDINARY GENERAL MEETING OF SHAREHOLDERS
Dear Sirs:
In regard to the 59th Ordinary General Meeting of Shareholders held today, we hereby provide you with notice as follows in regard to the reports and resolutions passed.
Note
[The 59th Ordinary General Meeting of Shareholders]

Matters Reported:	Report on the business report, the consolidated financial statements, the non-consolidated financial statements and the results of audit of the consolidated financial statements by the accounting auditors and the Board of Corporate Auditors for the 59th fiscal year (April 1, 2008 through March 31, 2009)

The contents of the business report, the consolidated financial statements and the non-consolidated financial statements above, and the accompanying audit results were reported.

Matters Resolved:

Proposition No. 1:	Appropriation of retained earnings

This resolution was approved as originally proposed and a period end dividend was determined as ¥ 4 per share of common stock of the Company.

(Translation)
Proposition No. 2:    Establishment of a 100% parent company by share transfer
This resolution was approved as originally proposed, the Company and Nippon Milk Community Co., Ltd. will incorporate their 100% parent company “Megmilk Snow Brand Co., Ltd.” by the method of share transfer as of October 1, 2009.
Proposition No. 3:    Amendment to the Articles of Incorporation
This resolution was approved as originally proposed. The contents of the amendment were as follows.
1.	In accordance with effectuating electronification of share certificates and together with deletion of the article concerning issuance of share certificates, the relevant provision, as well as the provisions for share certificates related to less-than-one-unit shares and the descriptions of the denominations of share certificates, the register of loss of share certificates, beneficial shareholders and the register of beneficial shareholders, were deleted. However, with regard to the register of loss of share certificates, required provisions were established in the Supplementary Provisions as a transitional measure.

2.	As a result of the cancellation of the entire Class-C preferred shares, the provisions for and descriptions of Class-C preferred shares and general meetings of a particular class of shareholders were deleted.
Proposition No. 4:    Election of four (4) Directors
Per the original proposition of this resolution, Toshihiko Tajima, Kokichi Sato, Tadashi Idota and Kengo Sawada were elected Directors and each accepted the position.
Proposition No. 5:    Election of two (2) Corporate Auditors
Per the original proposition of this resolution, Yoshio Okada and Takeshi Odagi were elected Corporate Auditors and each accepted the position. Further, Takeshi Odagi is the outside Corporate Auditor.
Proposition No. 6:    Election of one (1) Substitute Corporate Auditor
Per the original proposition of this resolution, Kakuji Takano was elected to the Substitute Corporate Auditor position. Further, Kakuji Takano is a substitute for the outside Corporate Auditors Takeshi Odagi and Tadao Shinjo.

Proposition No. 7:	Continuation of Takeover Defense Plan against Large Purchase Actions of the Shares, etc. of the Company (Takeover Defense Plan)
This resolution was approved as originally proposed.
End